Exhibit 99.1

Calidi Biotherapeutics Received NYSE American Notification Letter Regarding Stockholders’ Equity Deficiency

SAN DIEGO, September 25, 2026 – Calidi Biotherapeutics, Inc. (NYSE American: CLDI) (“Calidi” or the “Company”), a biotechnology company pioneering the development of targeted genetic medicines, today announced that on September 21, 2026, the Company received a notice (the “Notice”) from the staff of NYSE American LLC (the “NYSE American”) that the Company was not in compliance with the NYSE American’s continued listing standards in Part 10, Section 1003(a)(ii)of the NYSE American Company Guide (the “Company Guide”)requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Notice also indicates that the Company is not currently eligible for any exemption in Section 1003(a) of the Company Guide (including the exemption provided for companies with total value of market capitalization exceeding $50 million among other things).

In connection with its non-compliance with Section 1003(a)(ii), the Company must submit a plan (the “Plan”) to the NYSE American by October 21, 2026, advising of actions it has taken or will take to regain compliance with the continued listing standards by March 21, 2028. If the NYSE American determines to accept the Plan, the Company will be notified in writing and will be subject to periodic reviews, including quarterly monitoring for compliance with the Plan. If the Company does not submit a plan or if the Plan is not accepted, NYSE American will commence delisting proceedings. Furthermore, if the Plan is accepted but the Company is not in compliance with the continued listing standards by March 21, 2028, or if the Company does not make progress consistent with the Plan, the NYSE American will initiate delisting proceedings as appropriate. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

The Notice has no immediate effect on the listing or trading of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and the Common Stock will continue to trade on the NYSE American under the symbol “CLDI”, but will have an added designation of “.BC” to indicate the status of the common stock are “below compliance.” The Notice does not affect the Company’s ongoing business operations or its reporting requirements with the U.S. Securities and Exchange Commission.

The Company’s management is reviewing its options to address the deficiencies and expects to submit a compliance plan on or before the deadline set by the NYSE American.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a biotechnology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease. The Company’s proprietary RedTail platform features an engineered enveloped oncolytic virus designed for systemic delivery and targeting of metastatic sites. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent genetic medicine(s) to metastatic locations.

CLD-401, the lead candidate from the RedTail platform, currently in IND-enabling studies, targets metastatic non-small cell lung cancer, head and neck cancer, and other tumor types with high unmet medical need. Calidi continues to advance its pipeline utilizing the RedTail platform including its novel approach to incorporate in situ T-cell engagers in solid tumors.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com or view Calidi’s Corporate Presentation here.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding Calidi’s intention to submit a plan to regain compliance with NYSE American’s continued listing standards, NYSE American’s acceptance of any such plan, and Calidi’s ability to regain compliance by March 21, 2028. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that NYSE American does not accept Calidi’s compliance plan; the risk that Calidi is unable to regain compliance with NYSE American’s continued listing standards by March 21, 2028, or to make progress consistent with its plan during the plan period; the risk that NYSE American commences delisting proceedings, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials or to increase its stockholders’ equity; and, risks related to changes in applicable laws or regulations; manufacturing and supply chain matters; the availability of capital and other resources; and changes in business, market, economic or competitive conditions. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s annual report filed with the SEC on Form 10-K on March 27, 2026, as may be amended or supplemented by other reports we file with the SEC from time to time. We disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investors Contact:

IR@calidibio.com

Media Contact:

PR@calidibio.com

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